Exhibit 99.1

American Realty Capital Healthcare Trust, Inc. Announces Effectiveness of $1.5 Billion Initial Public Offering and Appointment of Two Senior Healthcare Executives

New York, NY – American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare”) announced today that it will begin selling $1.5 billion in common stock in connection with its initial public offering pursuant to a registration statement declared effective by the U.S. Securities and Exchange Commission on February 18, 2011.  To date, the registration statement has also been declared effective by 45 of 50 states, the District of Columbia and Puerto Rico.

ARC Healthcare is offering 150,000,000 shares of its common stock at $10.00 per share and an additional 25,000,000 shares of its common stock for issuance under its distribution reinvestment program at $9.50 per share.  The company is offering the shares of common stock on a “reasonable best efforts” basis through its affiliate, Realty Capital Securities, LLC, the dealer manager for this offering. ARC Healthcare intends to use the net proceeds from the offering to acquire a portfolio of real estate properties, focusing primarily on medical office buildings and healthcare-related facilities.

ARC Healthcare also announced the recent appointment of Todd Jensen, as Chief Investment Officer, on February 17th and Steve Leathers as Vice President, Acquisitions on February 2nd.  John Wilkins was previously appointed as Chief Marketing Officer and Product Manager of the company in October 2010.

Todd Jensen has been in the real estate industry for 20 years, much of that time specializing in healthcare properties.  Most recently, Mr. Jensen helped build the healthcare real estate development and acquisition business at DASCO, which develops, finances, leases and manages medical office buildings and outpatient facilities.  Prior to that time, Mr. Jensen was a Healthcare Partner at Lauth Property Group, where he led the national Healthcare Group with overall financial responsibility for the business.  Earlier in his career, Mr. Jensen was a partner at the Hammes Company, a recognized leader in the healthcare industry where he initiated and managed relationships with senior management of client organizations and investment/capital partners.

Steve Leathers previously served as a senior member of the real estate investment management platform for Grubb & Ellis Realty Investors specializing in healthcare, where he was directly responsible for sourcing acquisitions and portfolio asset management.

John Wilkins will provide the key interface between the senior management of ARC Healthcare and the broker-dealer community.  Mr. Wilkins began his career in the real estate industry and over the last 25 years has worked primarily in property development, asset management, consulting and distributing real estate investment products.

About American Realty Capital Healthcare Trust, Inc.

American Realty Capital Healthcare Trust, Inc. is a non-traded, registered REIT formed to invest primarily in quality medical office buildings and healthcare-related facilities.

A registration statement relating to the offering of these securities has been filed with the U.S. Securities and Exchange Commission and declared effective.  The offering will be made only by means of a prospectus.  Copies of the prospectus for the offering may be obtained by contacting:  Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel: 1-877-373-3522.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to the following risks: The failure to qualify or maintain the requirements to be taxed as a REIT would reduce the amount of income available for distribution and limit the company’s ability to make distributions to its stockholders.  No public market initially exists for the company’s shares of common stock, and one may never exist for this or any other such type of real estate program.  Securities are being offered on a best efforts basis.  These are speculative securities and as such involve a high degree of risk.  There are substantial conflicts among an offering and its sponsor, advisor, dealer manager and property manager.  There is no assurance that the value of the real estate will be sufficient to return any portion of investors’ original capital.  Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market and we cannot assure you that there will be growth in the value of the properties.

To arrange interviews with executives of American Realty Capital Healthcare Trust, Inc., please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com